Exhibit 10.5

Shareholders’ Loan Agreement
Made and signed in Nes Ziona
On 01.02.2018

Between:

Menachem Shalom, ID 031912595
Of 30b, Golomb Street Nes Ziona
(Hereinafter: “the Lender”)          The first party

And:

Hold Me Ltd. private company no.: 513933218
Of 30b, Golomb Street Nes Ziona
(Hereinafter: “the Company”)          The second party

Whereas	the Lender is a shareowner in the Company;

And whereas
the Company requested from the Lender to lend it a sum detailed in this agreement for the aforementioned purpose, and the Lender agreed to provide the Company with the requested loan, as detailed in this agreement below;

And whereas	the parties wish to determine all loan provision conditions and the dates, rates and redemption terms as detailed in this agreement;

Therefore, the following was declared, stipulated and agreed upon by the parties:

1.	Introduction

1.1.	The preface to this agreement constitutes an inseparable part thereof and is binding as the remainder of its provisions.

1.2.	The paragraph titles are for convenience only and shall not serve to interpret any of this agreement’s terms.

2.	Declarations of the parties

2.1.	The parties to this agreement hereby declare that they are not prevented in any way according to law and/or agreement and/or other from entering into this agreement.

2.2.
  The Lender hereby declares that he intends to use sums from his private savings for the provision of loans and/or credit frame which will be provided to the Company from time to time upon necessity - both by transferring money to the Company’s bank accounts and by paying the Company’s debts to third parties.

2.3.
The Company hereby undertakes that it will use the loan sums it received from the Lender for its routine business activity and the coverage of mandatory balance due in its accounts, insofar as they will exist, to meet its obligations to suppliers and third parties, insofar as they will exist.

2.4.
The Company hereby declares that according to its articles of association, the authority to lend and ensure loan redemption is of the Company’s CEO and that the decision regarding taking the aforementioned loan and its approval was made at the Company’s shareholders assembly according to law and in accordance with its articles of association.

3.	Provision of the loan and its redemption

3.1.
The Lender hereby undertakes and declares that he will lend to the Company, and the Company hereby requests to receive from the Lender a loan frame that will be provided from time to time according to the Company’s needs (hereinafter: “the Loan”).

3.2.	The Loan will bear interest at a rate determined from time to time according to paragraph 3I of the Income Tax Ordinance.

3.3.	-

4.	Immediate Loan redemption

4.1.	The sum of the Loan balance, as it may be from time the time, shall be redeemed immediately in each one of the following cases, unless otherwise agreed by the Lender in advance and in writing:

4.1.1.
The Company violated an obligation according to this agreement and did not amend the violation within 5 days after the day on which it was requested in writing to amend it  by the Lender and/or anyone on its behalf.

4.1.2.	A liquidator and/or temporary liquidator and/or special manager and/or receiver was appointed for the Company for all its assets.

4.1.3.	A request for liquidation was submitted against the Company and/or the Company made a decision to liquidate willingly and/or liquidation processes commenced against the Company.

4.1.4.	Expropriation was applied to the Company’s assets and the expropriation was not removed within 10 days after the day of its application.

4.1.5.
The Company carried out an activity that minimizes its business activity in a manner that may harm its ability to meet its obligations according to this agreement and/or the Company’s financial capability was compromised in a manner that the Lender reasonably believes can harm its ability to fulfill its obligations according to this agreement.

4.1.6.
A situation evolves due to which the Lender is reasonably concerned that the chances for Loan redemption are at stake and/or the Company’s assets’ value has decreased significantly, and/or the Company assets may be damaged and/or the Company’s rights to its assets may be harmed for any reasons whatsoever, and all at the Lender’s discretion.

4.1.7.	The Lender finds, at his sole discretion, that due to the law’s provisions, the future existence and/or force of this agreement may become illegal or unfeasable.

4.1.8.	The Lender finds that any of the Company’s declarations in this agreement is incorrect.

4.2.	The Company undertakes to notify the Lender in the event of one of the above cases within 48 hours after its occurence.

4.3.
In the event of one of the aforementioned, the Lender may immediately take all steps he deems fit, to ensure the redemption of all or part of the Loan balance, in any manner he deems fit or efficient at his sole discretion.

4.4.
In each one of the aforementioned cases, the Company will return the Lender the full Loan balance, as detailed above, unless the Lender notifies at his sole discretion that he agrees to relinquish immediate redemption and that he agrees to continue the Loan according to the terms of this agreement.

4.5.	No relinquishment of the Lender as mentioned above shall oblige him to additional relinquishments in the future.

4.6.	It is hereby clarified that the aforementioned in this paragraph does not compromise the Lender’s rights to any relief whatsoever, and it shall be deemed as an addition only.

5.	Bills

5.1.
The parties to this agreement hereby agree and declare that the Company’s accounting books will be accepted by the parties regarding anything related to the obligations according to this agreement, and that any written approval based on the aforementioned accounting books, signed by the accounted, shall be deemed as a prima facie evidence of the sums of obligations between the parties according to this agreement.

6.	Miscellaneous

6.1.
No relinquishment and/or discount and/or receipt of any payment whatsoever and/or avoidance of action and provision of extension by the Lender shall be deemed as relinquishment of his rights and shall not serve as an impediment to filing a lawsuit, unless the Lender explicitly relinquishes his rights in writing.

6.2.	This agreement summarizes all that was agreed between the parties and terminates any previous agreement, representation, and/or other obligation.

7.	Changes

7.1.	Any change or addition to this agreement shall be valid only if made in writing and signed by all parties to the agreement.

8.	Notifications:

8.1.
A notice sent to the addresses of the parties indicated in the preface to this agreement in registered mail shall be deemed as if reached the addressee and brought to his knowledge within 3 days after its delivery via registered mail in the Israel Post Office, and if delivered by hand - upon its delivery, and if delivered via fax - within 24 hours after the time of its delivery.

In witness whereof the parties have affixed their signatures at the place and on the date stipulated above:

/s/ Menachem Shalom The Lender	/s/ Menachem Shalom the Company